EXHIBIT 21.1



SUBSIDIARIES OF THE COMPANY


                                                               COMPANY'S
                                               JURISDICTION    PERCENTAGE
NAME OF SUBSIDIARY                           OF INCORPORATION  OWNERSHIP
------------------                           ----------------  ----------

Amli Residential Properties, L.P.. . . . . .     Delaware          84%
   A. Amrescon, Inc. . . . . . . . . . . . .     Georgia           95%
   B. Amli Institutional Advisors, Inc.. . .     Illinois          95%
   C. Amli Management Company. . . . . . . .     Delaware          95%
   D. Laurel Park Venture. . . . . . . . . .     Georgia          100%
   E. Pleasant Hill Joint Venture. . . . . .     Georgia           40%
   F. Amli Foundation Co-Investors, L. P.  .     Delaware          25%
   G. Amli Foundation Co-Investors-II,
        L. P. .. . . . . . . . . . . . . . .     Delaware          15%
   H. Amli at Champions, L. P. . . . . . . .     Texas             15%
   I. Amli at Windbrooke, L. P.  . . . . . .     Illinois          15%
   J. Amli at Willeo Creek, L. P.  . . . . .     Georgia           30%
   K. Barrett Lakes, L.L.C.. . . . . . . . .     Georgia           35%
   L. Amli at Chevy Chase, L.P.. . . . . . .     Illinois          33%
   M. Amli at Willowbrook, L.P.. . . . . . .     Illinois          40%
   N. Amli at River Exchange, L.L.C. . . . .     Delaware          40%
   O. Acquiport/Aurora Crossing, L.P.. . . .     Delaware          25%
   P. Acquiport/Fossil Creek, L.P. . . . . .     Delaware          25%